Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
BancorpSouth, Inc.:
     We consent to the use of our reports dated February 27, 2007, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus. Our report to the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets, and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans.
/s/ KPMG LLP
Memphis, Tennessee
March 7, 2007